Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of our reserves report dated February 6, 2024, included in the Annual Report on Form 10-K of Chord Energy Corporation for the fiscal year ended December 31, 2023, as amended, as well as in the notes to the financial statements included therein, incorporated by reference to this Registration Statement on Form S-8 of Chord Energy Corporation, in accordance with the requirements of the Securities Act of 1933, as amended.

    NETHERLAND, SEWELL & ASSOCIATES, INC.

    /s/ Richard B. Talley, Jr.
    By:
    Richard B. Talley, Jr., P.E.
    Chairman and Chief Executive Officer

Houston, Texas
September 13, 2024